Exhibit 99.1

Bar Harbor Bankshares Announces Successful Closing of Merger with Guaranty Bancorp, Inc.

BAR HARBOR, MAINE – July 31, 2025 -- Bar Harbor Bankshares (NYSE American: BHB; the “Company”) announced the closing of its acquisition of Guaranty Bancorp, Inc. (“Guaranty”), the parent company of Woodsville Guaranty Savings Bank. The combined institution has total assets of approximately $4.8 billion and 62 branches in Maine, New Hampshire and Vermont.

At the effective time of the merger, each outstanding share of Guaranty common stock was converted into the right to receive 1.85 shares of Company common stock, with cash to be paid in lieu of fractional shares.

Curtis Simard, President and Chief Executive Officer of Bar Harbor Bank & Trust, said, “The successful completion of our merger represents an exciting milestone in our journey. Today’s closing of Woodsville Guaranty continues to demonstrate our ability to attract and execute on appropriate acquisitions that complement our organic growth. We welcome our new colleagues into our Company as we continue our commitment to profitable growth across all of Northern New England for our teams, our customers and our shareholders alike.”

BACKGROUND

Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Operating over 60 locations across Maine, New Hampshire and Vermont, Bar Harbor Bank & Trust is headquartered in Bar Harbor, Maine and has more than $4 billion in assets. As a leading Northern New England community bank, Bar Harbor Bank & Trust offers a full range of personal and business banking services, as well as wealth management services through its subsidiary Bar Harbor Wealth Management. For more information about Bar Harbor Bank & Trust, visit www.barharbor.bank or call 888-853-7100. Member FDIC.

FORWARD LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the proposed transaction and other statements that are based on Bar Harbor’s beliefs and expectations but are not historical facts. Forward-looking statements are often, but not always, identified by such words as “believe,” “expect,” “anticipate,” “can,” “could,” “may,” “predict,” “potential,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” “will,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which may change over time.

Although Bar Harbor believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, including, but not limited to, that the expected synergies, cost savings and other financial benefits of the transaction might not be realized within the expected timeframes or might be less than projected;  and certain other risks and important factors that are identified in the “Risk Factors” section of Bar Harbor’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and in the other reports filed by Bar Harbor with the Securities and Exchange Commission. Caution should be exercised against placing undue reliance on forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made, and Bar Harbor undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.